Exhibit 5.2

11 S. Meridian Street

Indianapolis, IN 46204-3535

317-236-1313

317-231-7433 (Fax)

www.btlaw.com

December 16, 2011

Calumet Specialty Products Partners, L.P.

2780 Waterfront Pkwy E. Drive

Suite 200

Indianapolis, Indiana 46214

Ladies and Gentlemen:

We have acted as Indiana counsel for Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “Partnership”), and its subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof by the Partnership, Calumet Finance Corp., a Delaware corporation and wholly owned subsidiary of the Partnership (“Finance Corp.” and, together with the Partnership, the “Issuers”), Calumet Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Calumet Operating”), Calumet LP GP, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet LP GP”), Calumet Sales Company Incorporated, a Delaware corporation and indirect wholly owned subsidiary of the Partnership (“Reseller”), Calumet Penreco, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Penreco”), Calumet Superior, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Superior” and, together with Calumet Operating, Calumet LP GP, Reseller and Calumet Penreco, the “Delaware Guarantors”), Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership and indirect wholly owned subsidiary of the Partnership (“Calumet Lubes”), Calumet Shreveport Lubricants & Waxes, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Shreveport Lubes”), Calumet Shreveport Fuels, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Shreveport Fuels”), and Calumet Shreveport, LLC, an Indiana limited liability company and indirect wholly owned subsidiary of the Partnership (“Calumet Shreveport” and, together with Calumet Lubes, Shreveport Lubes and Shreveport Fuels, the “Indiana Guarantors”; and, the Indiana Guarantors and Delaware Guarantors are collectively referred to herein as the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Issuers of $200,000,000 aggregate principal amount of its 9 3/8% Senior Notes due 2019 (the “Old Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “New Notes”) and (ii) guarantees of the Old Notes and the New Notes by the Delaware Guarantors (the “Delaware Guarantees”) and the Indiana Guarantors (the “Indiana Guarantees”) (such Indiana Guarantees, together with the Delaware Guarantees, the “Guarantees”).

Calumet Specialty Products Partners, L.P.

December 16, 2011

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of September 19, 2011, among the Partnership, Finance Corp., certain of the Guarantors and Wilmington Trust, National Association, as Trustee (as may be amended from time to time, the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the Guarantees of the Indiana Guarantors will remain the valid and binding obligations of such subsidiaries, enforceable against the Indiana Guarantors in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited in all respects to the federal laws of the United States of America and the current laws of the State of Indiana (without giving effect to any conflict of law principles thereof), in each case including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Calumet Specialty Products Partners, L.P.

December 16, 2011

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,